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                                                                   Exhibit 10.19


                          GENERAL SEMICONDUCTOR, INC.
                          ---------------------------

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
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                As amended and restated effective June 30, 1997


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                          GENERAL SEMICONDUCTOR, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                   Section 1

                                  Introduction

     1.1 The Plan and Its Effective Date. The General Instrument Corporation Supplemental Executive Retirement Plan (the "Plan") was established by General Instrument Corporation of Delaware, effective January 1, 1994. Effective on or prior to the date of the distribution by General Instrument Corporation of all of its shares of stock of NextLevel Systems, Inc. (the "Spinoff"), General Instrument Corporation of Delaware, Inc. is expected to merge into General Instrument Corporation, which is expected to change its name to General Semiconductor, Inc. Effective prior to such merger and name change, references to the "Company" shall refer to General Instrument Corporation of Delaware, Inc. of General Instrument Corporation. Thereafter, references to the "Company" shall refer to General Semiconductor, Inc.

     Effective as of June 30, 1997, and subject to the transfer of liabilities described in the next sentence, participants whose employment after the Spinoff continues with NextLevel Systems, Inc. or its subsidiaries ("Transferred Employees") shall cease to accrue benefits under the plan. Effective as of the Spinoff, the liabilities of the Plan with respect to Transferred Employees shall be transferred to and assumed by the NextLevel Systems, Inc. Supplemental Executive Retirement Plan, and Transferred Employees shall cease to be participants in the Plan.

     1.2 Purpose. The Company maintains the General Instrument Corporation Pension Plan for Salaried and Hourly Paid Non-Union Employees (the "Pension Plan"), which is intended to meet the requirements of a "qualified plan" under the Internal Revenue Code of 1986. Internal Revenue Code Section 401(a)(17) places limitations on the maximum amount of compensation which may be taken into account in determining the amount of benefit to which a participant is entitled under a qualified plan. Prior to 1994, the limit was $200,000, as adjusted for cost of living increases ("Old Compensation Limit"). Effective beginning in 1994, the limit is $150,000, as adjusted for cost of living increases ("New Compensation Limit"). Certain participants in the Pension Plan are also eligible to participate in the General Instrument Corporation Voluntary Deferred Compensation Plan or the GI Deferred Compensation Plan ("Deferred Compensation Plan") under which they may elect to defer payment of a portion of their compensation. Amounts deferred under the Deferred Compensation Plan are not considered to be compensation on which benefits under the Pension Plan are based ("Pension Earnings"). The purpose of the Plan is to provide benefits which would be payable under the Pension Plan if subject to the Old Compensation Limit in 1994 and later years, but which may not be provided thereunder because of (a) the New Compensation Limit and (b) the exclusion of certain deferrals under the Deferred



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Compensation Plan from Pension Earnings. The Plan shall be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                                   Section 2

                           Participation and Benefits
                        --------------------------------

          2.1 Eligibility for Participation. Any Related Company (as defined in the Pension Plan) that has become an Employer under the Pension Plan may, with the consent of the Company, adopt this Plan for its employees who are participants in the Pension Plan. The Company and each Related Company that adopts this Plan is referred to herein as an "Employer."

          2.2 Eligibility for Benefits. Subject to the conditions and limitations of the Plan, if a participant in the Pension Plan becomes entitled to benefits under the Pension Plan, and such benefits have been limited as a result of the New Compensation Limit or the exclusion of deferrals under the Deferred Compensation Plan from Pension Earnings, or both, such employee shall then become a participant in the Plan.

          2.3 Amount of Benefits. The participant (or his beneficiary) shall be entitled to receive under the Plan an amount ("Supplemental Benefit") equal to the amount by which the benefit which would have been payable to the participant (or his beneficiary) under the Pension Plan (under the Old Compensation Limit) is reduced on account of the New Compensation Limit or the exclusion, in the year of deferral, of deferrals under the Deferred Compensation Plan from Pension Earnings, or both, subject to (a) and (b) below:

          (a) The amount which would have been payable under the Old Compensation Limit shall be determined by adjusting the Old Compensation Limit for cost of living increases as though the New Compensation Limit had not taken effect. For this purpose, a participant's Frozen Benefit as of December 31, 1993 (as defined in the Pension Plan) shall not be considered to be affected by the New Compensation Limit.

          (b) Supplemental Benefits shall be based on amounts deferred under the Deferred Compensation Plan in the year of deferral, but only to the extent such amounts would have been considered to be Pension Compensation (subject to the Old Compensation Limit) if they had not been so deferred.

          A participant shall be vested in and subject to forfeitures of his Supplemental Benefit to the same extent as he would be if it were a benefit under the Pension Plan.

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          2.4  Payment of Benefits. A participant's Supplemental Benefit shall be paid to him, or his beneficiary, at the same time and in the same manner as the benefit payable to such person under the Pension Plan, subject to the following:

          (i) if the present value lump sum actuarial equivalent of the Supplemental Benefit at the earlier of the date of a participant's termination of employment or the date pension benefits commence to him under the Pension Plan is $10,000 or less, the Supplemental Benefit shall be paid as soon as administratively practicable after such earlier date in a lump sum in cash; and


          (ii) in the event of a Change of Control (as defined in the 1997 Long-Term Incentive Plan) the present value lump sum actuarial equivalent of each participant's Supplemental Benefit on the date of the Change of Control (including Supplemental Benefits then in pay status) shall be paid immediately in a lump sum in cash.

Any Supplemental Benefits payable under the Plan after a lump sum payment has been made shall be reduced by the actuarial equivalent of such lump sum payment to the extent necessary to avoid double payment of benefits.

          2.5 Determination of Actuarial Equivalents. The actuarial equivalent for a lump sum under this Plan shall be determined in accordance with the provisions of the Pension Plan regarding actuarial equivalents as in effect for the participant's pension benefits.

          2.6 No Funding. Benefits payable under the Plan to any person shall be paid directly by the Employer that last employed the participant; provided that benefits not paid by an Employer shall be paid by the Company. No Employer shall be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.

                                   Section 3

                               General Provisions
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          3.1 Plan Administration. The Plan shall be administered by a Committee
("Committee"), which shall have, to the extent appropriate, the same powers, rights, duties and obligations with respect to the Plan as it has with respect to the Pension Plan, including but not limited to claims administration and the discretionary power to construe and interpret the Plan. If the General Semiconductor Employee Benefits Administrative Committee does not accept appointment as the Committee, the Company shall appoint a Committee of at least two members, and if no such appointment is made, the Company shall serve as the Committee.

          3.2 Employment Rights. Establishment of the Plan shall not be construed to give any employee the right to be retained in the service of any Employer or to any benefits not

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specifically provided by the Plan, nor shall the establishment of the Plan in any manner modify the Company's right to modify, amend or terminate the Pension Plan.

     3.3 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

     3.4 Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan, except to the extent preempted by federal law.

     3.5 Action by the Company. Any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or any person(s) authorized by resolution of such Board of Directors.

                                   Section 4

                           Amendment and Termination

     The Company intends the Plan to be permanent, but reserves the right at any time, by action of its board of directors, to modify, amend or terminate the Plan, including with respect to benefits then being paid; provided, however, that if a person covered by the Plan becomes entitled to a benefit under the Pension Plan, benefits provided under Section 2.1

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hereof shall constitute an irrevocable obligation of the Company to the same extent as such benefit would have been irrevocable had it been an obligation of the Pension Plan.



Date: June 30, 1997



                                        GENERAL INSTRUMENT CORPORATION
                                          OF DELAWARE


                                        By: /s/ Thomas Dumit



ATTEST:


/s/ Keith Zar
-----------------------------
Secretary